UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

On September 21, 2026, the Garg Group issued the following press release:

Garg Group Announces That Holders of More Than 46% of Better Home & Finance Voting Power Have Already Supported Consent Solicitation

Momentum Continues to Build in Support of Garg Group’s Proposals Ahead of October 2, 2026 Target Date

Urges Shareholders to Submit Their Consent on the GREEN CONSENT CARD to Support the Garg Group’s Proposals to Remove Directors Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan from the Board

New York, NY – September 21, 2026 – Vishal Garg, founder and former CEO of Better Home & Finance Corporation (“Better” or the “Company”) (Nasdaq: BETR) and a significant shareholder in the Company, today announced that holders of more than 46% of the Company’s voting power have already cast written consents in favor of the Garg Group's consent solicitation to remove five current directors from the Board of Directors (the “Board”).1 This comes just over two weeks since the first set of consent cards were mailed to shareholders. Consents continue to come in as the Garg Group closes in on the necessary majority of Better's outstanding voting power for its proposals to succeed.

Mr. Garg commented: “I am grateful to our fellow shareholders with more than 46% of the outstanding voting shares who have already made their voices heard. This level of support, in such a short period of time, sends a clear message that shareholders want change at Better. We are now within striking distance of putting this Company back on a path to value creation with a reconstituted Board that includes proven, independent leaders like Bing Gordon, David Heidecorn and Steve Sarracino. I encourage all shareholders who have not yet done so to sign, date and return their GREEN consent card today so that we can continue our momentum and move forward with restoring accountability at the Company and generating enhanced value.”

Every shareholder’s consent is important. It is time for a better BETR – which is why the Garg Group urges all shareholders to sign, date and return the GREEN CONSENT CARD in favor of the Garg Group’s proposals to remove Board members Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan.

To learn more about why leading independent voices support this effort, including perspectives from corporate governance experts and proxy advisory firm Egan-Jones, and for information about the Garg Group's independent director candidates, visit: www.betrvote.com.

1 The current voting support reported by the Garg Group represents a preliminary tabulation of consents received by the Garg Group and does not represent the consent solicitation final voting results. The reported current level of voting support does not represent final voting results that were verified by an independent inspector and may change at any time or by revocations prior to formally delivering the consents.

Important Note: The three director candidates identified in this press release have expressed their willingness to serve as Board members if the consent solicitation is successful, however no agreement has been reached with them. Further, the consent solicitation will not automatically result in their appointment to the Board. Rather, they would be nominated by Mr. Garg and their appointments would depend on obtaining approval from a majority of Board members at that time.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal's leadership, Better.com has provided over $110BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75BN in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal founded 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Juul, Trumid, Creditas, Climb Credit, Notable, Bland AI, Maxhome AI, among many others which cumulatively have created over $100 billion in market value over the last 10 years.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

Media Contact:

info@onezerocapital.com

garggroup@longacresquare.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners LLC

(877) 629-6357

info@okapipartners.com